Exhibit 10.13

SIXTH AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of August 15, 2019, by and among PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and DRAFTKINGS INC., CROWN GAMING INC., and CROWN DFS INC. (individually, each a “Borrower” and collectively, “Borrowers”).

RECITALS

Borrowers and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of October 21, 2016 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.      Bank and Borrowers hereby agree that, effective as of the date of this Amendment, all Refinancing Advances outstanding on the date of this Amendment shall be deemed Non-Formula Advances, and all Ancillary Services issued under the Non-Formula Revolving Line shall be deemed issued under the Ancillary Services Line.

2.      Bank hereby waives any and all of Borrowers’ violations of the Primary Depository covenant, as more particularly described in Section 6.6 of the Agreement, occurring on or before the date hereof for maintaining Total Operating Cash outside Bank in excess of the Applicable Outside Bank Balance.

3.      Bank hereby waives any and all of Borrowers’ violations of Section 6.2(a)(iii) of the Agreement occurring on or before the date hereof for failing to deliver to Bank the cohort report required thereby. Furthermore, Bank and Borrower hereby agree that, from and after the date of this Amendment, Borrower need not provide a cohort report monthly, as required by Section 6.2(a)(iii), but need only provide a cohort report upon Bank’s reasonable request (which shall be no more frequently than monthly).

4.      Bank and Borrowers hereby agree that, notwithstanding anything to the contrary in Section 6.10 of the Agreement, if a Borrower creates or acquires a Subsidiary but does not allow that Subsidiary to hold net assets greater than $1,000,000, then Borrowers need not notify Bank “promptly” after its creation or acquisition.  Instead, Borrowers must notify Bank (a) promptly after the date on which such Subsidiary first holds net assets greater than $1,000,000 and (b) in any event, no later than thirty days after the last day of the calendar quarter in which such Subsidiary was created or acquired.  In addition, Bank hereby waives any violation of Section 6.10 of the Agreement occurring on or before the date of this Amendment due to Borrowers’ failure to notify Bank of the creation of any Subsidiary.  Each of Borrower’s Subsidiaries existing as of June 30, 2019 is identified on Appendix A to this Amendment.

5.      Bank hereby (a) waives Borrowers’ violation of Section 6.2(ii) of the Agreement for failing to provide to Bank Borrower’s audited financial statements for its 2018 fiscal year on or before June 29, 2019 and (b) extends the date by which Borrower’s must provide their 2018 audited financial statements to Bank to October 1, 2019.

6.      Section 2.1(b) of the Agreement is hereby amended and restated, as follows:

(b)       Advances Under Non-Formula Revolving Line.

(i)       Amount. Subject to and upon the terms and conditions of this Agreement, including without limitation the Aggregate Borrowing Limit set forth in Section 2.2 hereof, Parent may request Non-Formula Advances in an aggregate outstanding principal amount not to exceed the Non-Formula Revolving Line. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Non-Formula Revolving Maturity Date, at which time all Non-Formula Advances under this Section 2.1(b) shall be immediately due and payable. Borrowers may prepay any Non-Formula Advances without penalty or premium.

(ii)       Form of Request. Whenever Borrowers desire a Non-Formula Advance, Parent will notify Bank (which notice shall be irrevocable) by email no later than 3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers) on the Business Day that the Non-Formula Advance is to be made. Each such notification shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Non-Formula Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Non-Formula Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person whom Bank reasonably believes to be an Authorized Officer, and each Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Non-Formula Advances made under this Section 2.1(b) to Parent’s deposit account.

7.      Section 2.1(c) of the Agreement is hereby amended and restated, as follows:

(c)       Usage of Ancillary Services Under the Ancillary Services Line.

(i)       Usage Period. Subject to and upon the terms and conditions of this Agreement, at any time through the Non-Formula Revolving Maturity Date, Borrowers may use Ancillary Services in amounts and upon terms as provided in Section 2.1(c)(ii) below.

(ii)       Ancillary Services. Subject to and upon the terms and conditions of this Agreement, Borrowers may request Ancillary Services from Bank. The aggregate limit of the Ancillary Services shall not exceed the Ancillary Services Line. Availability under the Ancillary Services Line shall be reduced by (i) the Letter of Credit Exposure, (ii) the aggregate limits of corporate credit card services provided to a Borrower, (iii) the total amount of any Automated Clearing House processing reserves, (iv) the applicable Foreign Exchange Reserve Percentage, and (v) any other reserves taken by Bank in connection with other treasury management services requested by a Borrower and approved by Bank. In addition, Bank may, in its sole discretion, charge as Non-Formula Advances any amounts for which Bank becomes liable in connection with the provision of Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the applicable Ancillary Services, with any such standard forms of application and agreement to be provided to Borrowers by Bank at the time of request of any Ancillary Services, and which Borrowers hereby agree to execute prior to Bank providing any such Ancillary Services.

(iii)       Collateralization of Obligations Extending Beyond Maturity. Each Borrower shall take such actions as Bank may request to cause any Borrower’s obligations with respect to any Ancillary Services to be secured to Bank’s satisfaction as of the Non-Formula Revolving Maturity Date. If Borrowers have not cash secured their obligations with respect to any Ancillary Services by the Non-Formula Revolving Maturity Date, then, effective as of such date, the balance in any of Borrowers’ deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts) shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

8.      Section 2.1(d) of the Agreement is hereby deleted.

9.      Section 2.2 of the Agreement is hereby amended and restated, as follows:

2.2       Aggregate Borrowing Limit; Overadvances. The aggregate amount of outstanding Credit Extensions hereunder shall at no time exceed the Aggregate Borrowing Limit. If the aggregate amount of the outstanding Non-Formula Advances exceeds the Non-Formula Revolving Line at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess. If the aggregate amount of outstanding Credit Extensions hereunder exceeds the Aggregate Borrowing Limit at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

10.  Section 2.3(a) of the Agreement hereby is amended and restated, as follows:

(a)       Interest Rates.

(i)       Non-Formula Advances. Except as set forth in Section 2.3(b), the Non-Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 1.00% above the Prime Rate then in effect; or (B) 6.50%.

11.  Section 2.3(c) of the Agreement is hereby amended and restated, as follows:

(c)       Payments. Interest under the Non-Formula Revolving Line shall be due and payable on the first calendar day of each month during the term hereof. Borrowers authorize Bank, at Bank’s option, to charge such interest, all Bank Expenses, all Periodic Payments, and any other amounts due and owing in accordance with the terms of this Agreement against any Borrower’s deposit accounts or against the Non-Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations and treated as a Credit Extension, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

12.  Section 2.5(d) of the Agreement is hereby amended and restated, as follows:

(d)       Unused Revolving Facility Fee. Payable quarterly in arrears, on the first day of each calendar quarter prior to the Non-Formula Revolving Maturity Date, and on the Non-Formula Revolving Maturity Date, a fee in an amount equal to 0.25% per annum of the unused portion of the Non-Formula Revolving Line, as determined by Bank. The unused portion of the Non-Formula Revolving Line, for purposes of this calculation, shall equal the difference between (i) the Non-Formula Revolving Line, and (ii) the average daily closing balance of outstanding Non-Formula Advances during the applicable period.

13.  Section 6.2(v) of the Agreement is hereby amended and restated, as follows:

(v)       promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrowers or any Subsidiary of $5,000,000 or more;

14.  Section 6.6 of the Agreement is hereby amended and restated, as follows:

6.6       Primary Depository. Each Borrower shall maintain all its depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s affiliates. Notwithstanding anything to the contrary in the foregoing or herein, (i) Borrowers may maintain accounts outside Bank containing Total Operating Cash with aggregate balances up to but not exceeding 20% of all operating account balances, and (ii) all Player Deposits pertaining to Borrowers’ Gaming business shall be maintained in accounts outside Bank, and in the case of (i) and (ii) above, no control agreements shall be required for such accounts. For the avoidance of doubt, each Borrower agrees that no funds from Borrowers’ Gaming business shall be maintained in any accounts at Bank at any time. Prior to any Borrower maintaining any investment accounts with Bank’s affiliates, such Borrower, Bank, and any such affiliate shall have entered into a securities account control agreement with respect to any such investment accounts, in form and substance satisfactory to Bank.

15.  Section 7.12 of the Agreement is hereby amended and restated, as follows:

7.12       Capitalized Expenditures. Make Capitalized Expenditures in excess of $30,000,000 in the aggregate during any fiscal year of Parent. For the avoidance of doubt, Capitalized Expenditures are net of cash received from the disposition of a capital asset and exclude “expenditures” resulting from a business combination.

16.  Section 9.4 of the Agreement is hereby amended and restated, as follows:

9.4       Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; and/or (b) set up such reserves under the Non-Formula Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

17.  Article 10 of the Agreement is hereby amended and restated, as follows:

10.       NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by electronic mail to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	DraftKings Inc.
222 Berkeley Street, Floor 5
Boston, MA 02116
Attn: Tim Dent, Chief Financial Officer
E-Mail: tdent@draftkings.com

If to Bank:	Pacific Western Bank
406 Blackwell Street, Suite 240
Durham, North Carolina 27701
Attn: Loan Operations Manager
E-Mail: loannotices@pacwest.com

with a copy to:	Pacific Western Bank
131 Oliver Street, 2nd Floor
Boston, MA 02110
Attn: Joel Marquis
E-Mail: jmarquis@pacwest.com

18.  The following defined terms are hereby added in Exhibit A to the Agreement, as follows:

“FX Contracts” means contracts between a Borrower and Bank for foreign exchange transactions.

“Foreign Exchange Reserve Percentage” means a percentage of reserves for FX Contracts as determined by Bank, in its sole discretion from time to time.

“Gaming” means sportsbook, casino, or other gambling activities. Gaming activity excludes fantasy sports activity.

“Letter of Credit Exposure” means, as of any date of determination, the sum, without duplication, of (i) the aggregate undrawn amount of all outstanding Letters of Credit and any obligations of Bank related to purchased participations or indemnity or reimbursement obligations with respect to Letters of Credit, plus (ii) the aggregate unreimbursed amount of all drawn Letters of Credit until such amount becomes a Non-Formula Advance under the terms of this Agreement.

19.  The following defined terms in Exhibit A of the Agreement are hereby amended and restated, as follows:

“Aggregate Borrowing Limit” means $50,000,000.

“Ancillary Services” means any products or services requested by a Borrower and approved by Bank under the Ancillary Services Line, including, without limitation, Automated Clearing House transactions, corporate credit card services, FX Contracts, Letters of Credit, or other treasury management services.

“Ancillary Services Line” means a Credit Extension of up to $6,000,000, to be used exclusively for the provision of Ancillary Services.

“Applicable Success Fee Amount” means $600,000; provided, however, that, if the sum of (a) the outstanding principal amount of Non-Formula Advances plus (b) the aggregate limits of Ancillary Services requested by a Borrower and approved by Bank exceeds $45,000,000 at any time, then the Applicable Success Fee Amount shall automatically increase to $650,000.

“Credit Extension” means each Non-Formula Advance, the Ancillary Services provided under the Ancillary Services Line, or any other extension of credit, by Bank to or for the benefit of a Borrower hereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank (or any of its correspondent banks) at a Borrower’s request.

“Non-Formula Revolving Line” means a Credit Extension of up to $45,000,000.

“Non-Formula Revolving Maturity Date” means September 15, 2020.

“Total Operating Cash” means all of Borrowers’ unrestricted cash (excluding, for the avoidance of doubt, any Player Deposits), but excluding (a) cash generated by Borrowers’ Gaming businesses and (b) cash maintained in a segregated account to comply with legal or regulatory requirements applicable to a Borrower due to Borrowers’ Gaming businesses.

“Unused Availability” means (i) $45,000,000 minus (ii) the outstanding principal amount of the Non-Formula Advances.

20.  The defined terms “Refinancing Advance”, “Refinancing Advances”, “Refinancing Revolving Line”, “Refinancing Revolving Maturity Date”, and “Transition Period” and their respective definitions in Exhibit A to the Agreement are hereby deleted.

21.  Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

22.  Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and that after giving effect to this Amendment and the waivers contained herein, no Event of Default has occurred and is continuing.

23.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

24.  As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)   this Amendment, duly executed by each Borrower;

(b)   an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)   payment of a $10,000 facility fee, which may be debited from any Borrower’s accounts;

(d)   payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing, intellectual property search or filing fees, which may be debited from any Borrower’s accounts; and

(e)   such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

DRAFTKINGS INC.

By: /s/ Jason Robins
Name: Jason Robins Title: CEO
CROWN GAMING INC.

By: /s/ Paul Liberman
Name: Paul Liberman Title: President + CEO
CROWN DFS INC.

By: /s/ Paul Liberman
Name: Paul Liberman Title: President + CEO

PACIFIC WESTERN BANK

By: /s/ Joel Marquis
Name: Joel Marquis Title: SVP

[Signature Page to Sixth Amendment to Amended and Restated Loan and Security Agreement]

APPENDIX A

List of Subsidiaries